Exhibit 5.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

July 25, 2016

Ashland Global Holdings Inc.

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for Ashland Global Holdings Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (Registration No. 333-211719), as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by the Company of up to 62,321,615 shares of common stock (the “Shares”), par value $0.01 per share, of the Company, to be issued pursuant to the Agreement and Plan of Merger, dated as of May 31, 2016 (the “Merger Agreement”), by and among Ashland Inc., a Kentucky corporation, the Company, a wholly owned subsidiary of Ashland Inc., and Ashland Merger Sub Corp., a Kentucky corporation and a wholly owned subsidiary of the Company.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Certificate of Incorporation of the Company in effect as of the date hereof; (b) the form of Amended and Restated Certificate of Incorporation of the Company, which will become effective prior to the Share Issuance (as defined below); (c) the By-laws of the Company in effect as of the date hereof; (d) the form of amended and restated By-laws of the Company, which will become effective prior to the Share Issuance; (e) the resolutions adopted by the Board of Directors of the Company on May 19, 2016; (f) the Registration Statement; and (g) the Merger Agreement. We have relied, with respect to certain factual matters, on representations of the Company and documents furnished to us by the Company. We have also assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based on the foregoing and subject to the qualifications set forth herein and subject to compliance with applicable state securities laws, we are of opinion that the Shares, upon issuance and delivery in exchange for the issued and outstanding shares of common stock of Ashland Inc., par value of $0.01 per share, in accordance with the terms of the Merger Agreement and in the manner contemplated by the Registration Statement (the “Share Issuance”), will be validly issued, fully paid and nonassessable.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. We are aware that we are referred to under the heading “Validity of Shares” in the proxy statement/prospectus constituting a part of the Registration Statement. We hereby consent to such use of our name therein and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Ashland Global Holdings Inc.

50 E. RiverCenter Boulevard

P.O. Box 391

Covington, Kentucky 41012